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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE
                             RANGE CUTS DEBT SHARPLY

FORT WORTH, TEXAS, OCTOBER 2, 2003...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that in the first nine months of 2003 it had reduced its debt by $88 million or roughly 24%. At September 30, 2003, debt stood at $280 million, down from $368 million at year-end 2002. During the period, bank debt fell $26 million while subordinated notes and convertible debt dropped $62 million.

Approximately $18 million of the reduction was attributable to the application of excess cash flow to debt repayment and $20 million resulted from retiring convertible debt at a discount. The final $50 million was achieved through the exchange of a new issue of 5.9% convertible preferred stock for debt. The preferred stock has no redemption requirements and is therefore included in stockholders' equity. During the third quarter, the Company also issued $100 million of 7.375% Senior Subordinated Notes to redeem higher cost debt which had a shorter maturity. In combination, debt retirement and the refinancing reduced the Company's annual fixed charges by approximately $4 million.

Commenting, John H. Pinkerton, the Company's President, said, "In nine months, we reduced debt by 24% while increasing stockholders' equity by more than $70 million. At September 30, our debt-to-capitalization ratio fell to approximately 50%, the first time in several years we have achieved this key financial metric. With lower debt and growing cash flow, the Company's debt has fallen to less than two times current cash flow. This translates into added financial flexibility and enhances our ability to pursue our strategy of drill bit growth coupled with complementary acquisitions."

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated future production growth and acquisitions are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by reference.

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                                       2003-23
Contact:  Rodney Waller, Senior Vice President
          Karen Giles
          (817) 870-2601
          www.rangeresources.com



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